LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the 1st day of November, 2007 by and between NNN APARTMENT REIT, INC., a Maryland corporation (the “Company”), and WACHOVIA BANK, NATIONAL ASSOCIATION a national banking association (the “Lender”).

STATEMENT OF PURPOSE

The Company has requested the Lender to extend to the Company a loan to fund the acquisition of Properties and the Lender has agreed to do so on the terms and subject to the conditions set forth herein. All capitalized terms not otherwise defined herein are defined in Paragraph 10 hereof.

Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Loan Terms.

1(a) Loan. Subject to the conditions set forth herein, so long as no Event of Default has occurred and is continuing, Lender may elect, in Lender’s sole and absolute discretion, to advance to the Company, from time to time from the date hereof until the day immediately preceding the Maturity Date, an aggregate principal amount up to the Aggregate Availability (collectively, the “Loan” and each, an “Advance”). If the Lender, in its sole and absolute discretion, refuses to fund a requested Advance, the Lender shall use its best efforts to provide prompt notice thereof to the Company. So long as no Event of Default has occurred and is continuing, amounts repaid by the Company prior to the Maturity Date may be reborrowed by the Company, provided that the aggregate principal amount outstanding at any time shall not exceed the Aggregate Availability. In the event that in connection with any Advance made hereunder, the Company has not commenced repayment of such Advance within three (3) months following the applicable Advance Date by a principal amount of at least $500,000, such amount to consist of Equity Proceeds, such failure to repay such Advance in such amount shall constitute an Event of Default hereunder.

1(b) Interest Rate. The Loan shall bear interest at the Applicable LIBOR Rate, except as otherwise provided herein.

1(c) Payment of Interest. The Company shall pay to the Lender interest on each Advance from the date of funding of such Advance to but not including the date of payment thereof in accordance with Paragraph 2(c). As provided in Paragraph 2(m) below, interest payable while the Loan is a Prime Rate Loan shall be payable monthly, in arrears, and interest payable while the Loan is a LIBOR Loan shall be payable at the end of the applicable Interest Period.

1(d) Request for Loan. If the Company desires to have the Lender make an Advance, the Chief Financial Officer, Chief Information Officer, President or any Executive Vice President of the Company (each, a “Responsible Officer”) shall make a Loan Request to the Lender no later than 12:00 p.m. on the proposed funding date. Such Loan Request shall specify the amount of such Advance, which shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. The Lender shall, subject to the provisions of Paragraph 1(a), make available the amount of the proposed Advance to the Company on the same date (such date, the “Advance Date”).

1(e) Payment of Origination Fee. The Company shall pay to the Lender a origination fee in the amount of Fifty Thousand Dollars ($50,000.00) (the “Origination Fee”) on the Closing Date, which fee shall be fully earned by the Lender as of such date and shall be non-refundable.

2. Miscellaneous Lending Provisions.

2(a) Use of Proceeds. The proceeds of the Loan shall be used by the Company solely to fund the acquisition of Properties; more specifically, the intent is that proceeds shall finance those required acquisition costs of a Property which are in excess of the costs funded through a Property Loan on such Property in the approximate principal amount of sixty-five percent (65%) of such Property’s appraised value; provided that the sum of such Property Loan proceeds and any proceeds disbursed hereunder in connection with such acquisition shall not exceed ninety percent (90%) of such Property’s appraised value.

2(b) Note. The obligations of the Company to repay the Loan shall be evidenced by a note payable to the order of the Lender in the form attached hereto as Exhibit A (as amended, restated or supplemented, the “Note”).

2(c) Repayment of Principal; Extension of Maturity Date.

(i) All outstanding principal amounts together with all accrued and unpaid interest outstanding on the Maturity Date shall be paid in full on the Maturity Date.

(ii) Subject to the conditions set forth below, the Company may, no less than sixty (60) days prior to the then-current Maturity Date, request through written notice to the Lender that the Lender extend the then current Maturity Date for one additional twelve (12) month period to November 1, 2009. The Lender, in its sole and absolute discretion, may elect to extend the then-current Maturity Date in accordance with such request; provided, that in no event shall the Lender extend the then-current Maturity Date unless:

(A) as of the then current Maturity Date, the aggregate outstanding principal amount of the Property Loans does not exceed sixty-five percent (65%) of the aggregate Appraised Value of the Properties as of such date;

(B) the Lender shall have received an appraisal of any or all of the Properties, if so requested by the Lender; and

(C) as of the then-current Maturity Date, the Company shall have delivered to the Lender a compliance certificate demonstrating that (1) the Property Debt Service Coverage Ratio as of such date, and after giving effect to any Advance requested on such date, is not less than 1.50 to 1.00 and (2) the Total Debt Service Coverage Ratio as of such date, and after giving effect to any Advance requested on such date, is not less than 1.10 to 1.00.

2(d) Inability to Determine Rate. If the Lender determines (which determination shall be conclusive and binding upon the Company, provided such determination is made on a reasonable basis) that by reason of circumstances affecting the London interbank eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period, then the Lender shall forthwith give facsimile notice of such determination, confirmed in writing, to the Company. If such notice is given, the Loan shall be converted on the last day of the then current Interest Period to a Prime Rate Loan. Until such notice has been withdrawn by the Lender, the Company shall not have the right to request LIBOR Loans or to continue a LIBOR Loan as such. The Lender shall withdraw such notice in the event that the circumstances giving rise thereto no longer obtain and that adequate and reasonable means exist for ascertaining the LIBOR Rate, and following withdrawal of such notice by the Lender, the Company shall have the right to request LIBOR Loans (to the extent otherwise available hereunder) and any portion of the Loan then outstanding shall be maintained as a LIBOR Loan, in each case, in accordance with the terms and conditions of this Agreement.

2(e) Illegality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for the Lender to make or maintain the Loan as a LIBOR Loan as contemplated by this Agreement, the Lender shall forthwith give facsimile notice to the Company of such illegality, and upon giving such notice, the Company may not request LIBOR Loans, if a Loan is then outstanding as a LIBOR Loan, then it shall be converted automatically to a Prime Rate Loan at the end of the respective Interest Period or within such earlier period as required by law. If subsequently Lender determines that the cause of such illegality has ceased to exist, Lender will notify the Company by facsimile notice, and the Company may request LIBOR Loans (to the extent otherwise available hereunder) and the portion of the Loan then outstanding shall thereafter be maintained as a LIBOR Loan, in each case, in accordance with the terms and conditions of this Agreement.

2(f) Requirements of Law; Increased Costs. In the event that any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, or in the governmental or judicial interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) by any central bank or other Governmental Authority:

(1) subjects Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan made hereunder, or change the basis of taxation of payments to Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of Lender);

(2) imposes, modifies or holds applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which are not otherwise included in the determination of the LIBOR Rate or the Prime Rate; or

(3) imposes on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining the Loan or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of Lender or any Person controlling Lender, then, in any such case, the Company shall, subject to the provisions hereof pay to the Lender within 15 days (the “15 day period”) of written demand made by the Lender, any additional amounts necessary to compensate Lender for such additional cost or reduced amounts receivable or rate of return as determined by Lender with respect to this Agreement or the Loan made hereunder. If Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 2(f), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by Lender to the Company shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Loan and all other amounts payable hereunder.

2(g) Funding. The Lender shall be entitled to fund all or any portion of the Loan in any manner it may determine in its sole discretion. All calculations and transactions hereunder shall be conducted as though the Lender actually funds each Advance as a LIBOR Loan through the purchase in London of offshore dollar deposits in the amount of such Advance in maturities corresponding to the applicable Interest Period.

2(h)	Intentionally Omitted.

2(i)	Intentionally Omitted.

2(j) Computations. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed.

2(k) Prepayments; Application of Prepayments and Repayments.

(1) The Company may voluntarily prepay the Loan in whole or in part at any time.

(2) The Company shall make mandatory prepayments of principal in an amount equal to one hundred percent (100%) of all Equity Proceeds. Such prepayment shall be due and payable to Lender no later than three (3) Business Days after the Company’s receipt of any such Equity Proceeds.

(3) If at any time the outstanding principal amount of the Loan exceeds the Aggregate Availability, the Company shall repay the Loan immediately upon notice thereof from the Lender in an amount equal to such excess.

(4) Upon the occurrence of any event triggering a prepayment requirement under clauses (1) through and including (3) above, the Company shall promptly deliver to the Lender a Notice of Prepayment/Repayment substantially in the form attached hereto as Exhibit B.

(5) The Company shall pay all interest accrued but unpaid concurrently with the prepayment of any principal.

(6) Each prepayment or repayment of principal shall be applied to the Advance then outstanding which was made on the earliest date as among all outstanding Advances, until such Advance is paid in full; any excess principal shall then be applied to the Advance then outstanding which was made on the earliest date as among all remaining outstanding Advances; and continuing on in like manner until all outstanding Advances have been paid in full.

2(l) Intentionally Omitted.

2(m) Interest and Fee Billing and Payment. The Lender shall (1) while the Loan is a Prime Rate Loan, on or before the fifth Business Day of each month, and (2) while the Loan is a LIBOR Loan, on the last day of the applicable Interest Period, deliver to the Company an interest and fee billing for the immediately preceding month or Interest Period, as the case may be, which billing shall set forth interest accrued and payable on the Loan and fees payable hereunder for such period and which billing shall be payable, in the case of a billing delivered pursuant to subparagraph (1) above, no later than the second Business Day following receipt thereof by the Company and, in the case of a billing delivered pursuant to subparagraph (2) above, on the last day of the applicable Interest Period. In the alternative, the Company may, within one (1) Business Day following receipt of such billing by the Company, authorize the Lender by telephone (which authorization shall be promptly followed by a written confirmation thereof) to debit the Company’s accounts maintained with the Lender for the amount of such accrued interest and fees payable.

2(n) Nature and Place of Payments. All payments made on account of the Obligations shall be made without set-off or counterclaim in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority upon the Lender and if received by the Lender by 2:00 p.m. (Charlotte, North Carolina time) such payment will be credited on the Business Day received. If a payment is received after 2:00 p.m. (Charlotte, North Carolina time) by the Lender, such payment will be credited on the next succeeding Business Day and interest thereon shall be payable at the then applicable rate until credited. If any payment required to be made by the Company hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

2(o) Post-Maturity Interest. Any Obligations not paid when due (whether at stated maturity, upon acceleration or otherwise) shall bear interest from the date due until paid in full at a per annum rate equal to four percent (4%) above the then applicable interest rate, or, if such Obligations do not otherwise bear interest, four percent (4%) above the Applicable Prime Rate.

3. Security Instruments.

3(a) Security Instruments. Repayment of the Loan shall be secured pursuant to the Pledge Agreement by a first priority security interest in the Pledged Assets. To effect such lien, the Company shall execute and deliver, or shall cause to be executed and delivered, to the Lender all certificates, transfer forms, filings and recordations, as applicable, that are necessary to perfect the security interest in the Pledged Assets, in each case, in form and substance reasonably acceptable to the Lender in its sole discretion.

3(b) Further Documents. The Company agrees to execute and deliver, and to cause to be executed and delivered, to the Lender from time to time such confirmation and supplementary security agreements, financing statements and other documents, instruments and agreements as the Lender may reasonably require, which are in the Lender’s judgment necessary or desirable to obtain for the Lender the benefit of the Loan Documents. The Company also hereby authorizes the Lender to execute and file, on behalf of the Credit Parties, all financing statements which are in the Lender’s judgment necessary to obtain for the Lender the benefit of the Loan Documents.

4. Conditions to Making of the Loan.

4(a) As conditions precedent to the Lender’s election to make the initial Loan hereunder:

(1) The Company shall have delivered, and shall have caused the Pledgor to deliver, to the Lender, in form and substance satisfactory to the Lender and its counsel each of the following:

(A)	A duly executed original of this Agreement;
(B)	A duly executed original of the Note;
(C)	A duly executed original of the Pledge Agreement;

(D) Such credit applications, financial statements, authorizations and such information concerning the Credit Parties and their respective businesses, operations and conditions (financial and otherwise) as the Lender may reasonably request;

(E) A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to execute and deliver the Loan Documents;

(F) A copy of the Articles of Incorporation or Certificate of Limited Partnership, as applicable, of each Credit Party certified by the Secretary or an Assistant Secretary of such Credit Party as of the date of this Agreement as being accurate and complete;

(G) A copy of the Bylaws or Limited Partnership Agreement of each Credit Party certified by the Secretary or an Assistant Secretary of such Credit Party as of the date of this Agreement as being accurate and complete;

(H) Resolutions of each Credit Party adopted by the requisite parties authorizing such Credit Party to enter into the transactions contemplated by the Loan Documents and to execute and deliver the Loan Documents to which such Credit Party is as party;

(I) A certificate of the Secretary of State of the State of Maryland, certifying as of a recent date that the Company is in good standing;

(J) A certificate of the State Corporation Commission of the Commonwealth of Virginia, certifying as of a recent date that the Pledgor is in good standing;

(K) Original limited partnership certificates with respect to Apartment REIT Hidden Lakes, L.P. evidencing the Ownership Interests therein pledged to the Lender pursuant to the Pledge Agreement, together with an undated transfer form for each such certificate duly executed in blank by the registered owner thereof;

(L) A duly executed consent from the sole general partner of each limited partnership the Ownership Interests of which are pledged by the Pledgor to the Lender pursuant to the Pledge Agreement; and

(M) An opinion of counsel for the Credit Parties in form and substance satisfactory to the Lender and its counsel.

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Lender and its counsel, and all legal and financial due diligence on the Company and the Pledgor and their respective operations and conditions shall be completed and shall be satisfactory to Lender and its counsel.

(4) The Company shall have paid the Origination Fee to the Lender.

4(b) As conditions precedent to the Lender’s election to make any Advance hereunder (including without limitation the initial Loan):

(1) The Company shall have delivered each of the following to the Lender:

(a) a Loan Request for such Advance;

(b) a written description in form and substance satisfactory to the Lender of the Property to be acquired in connection with such Advance (or such other information with respect to such Property as the Lender may reasonably request); and

(c) a certificate in form and substance satisfactory to the Lender from a Responsible Officer of the Company certifying that as of the date of such Advance and after giving effect thereto, each Credit Party is in compliance with the covenants set forth in Paragraphs 6 and 7 hereof.

(2) The representations and warranties of the Credit Parties contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such Advance.

(3) There shall not have occurred an Event of Default which is continuing.

(4) Following the funding of the requested Advance, the aggregate principal amount outstanding under the Loan Documents shall not exceed the Aggregate Availability.

By making a Loan Request to the Lender hereunder, the Credit Parties shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subparagraphs 4(b)(2) through 4(b)(4) above.

5. Representations and Warranties of the Company.

The Company represents and warrants to the Lender, on behalf of itself and as sole general partner of the Pledgor, that:

5(a) Corporate Existence; Compliance with Law. The Company: (1) is duly organized, validly existing and in good standing as a corporation under the laws of Maryland and is qualified to do business in each other jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a material adverse effect on the Company or its property or business or on the ability of the Company to pay or perform the Obligations, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company. The Pledgor: (1) is duly organized, validly existing and in good standing as a limited partnership under the laws of Virginia and is qualified to do business in each other jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a material adverse effect on the Pledgor or its property or business or on the ability of the Pledgor to perform its obligations under the Pledge Agreement, (2) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a material adverse effect on the business, operations, assets or financial or other condition of the Pledgor.

5(b) Corporate Power; Authorization; Enforceable Obligations The Company has the corporate power and authority and the legal right to execute, deliver and perform the Loan Documents to which the Company is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which the Company is a party. The Loan Documents to which the Company is a party have been duly executed and delivered on behalf of the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity. The Pledgor has the limited partnership power and authority and the legal right to execute, deliver and perform the Loan Documents to which the Pledgor is a party and has taken all necessary limited partnership action to authorize the execution, delivery and performance of the Loan Documents to which the Pledgor is a party. The Loan Documents to which the Pledgor is a party have been duly executed and delivered on behalf of the Pledgor and constitute legal, valid and binding obligations of the Pledgor enforceable against the Pledgor in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

5(c) Financial Condition. The financial statements which have been furnished to the Lender, are complete and correct and have been prepared to present fairly, in accordance with GAAP, the financial condition of the Company and its Subsidiaries at such dates and the results of its operations and changes in financial position for the fiscal periods then ended.

5(d) Ownership of Assets. The Company, through the Pledgor and its Subsidiaries, is and will be the sole lawful owner of those apartment properties listed on Schedule 5(d) attached hereto (as such Schedule may be updated from time to time in accordance with Paragraph 6(i)) (collectively, subject to any such updates, the “Properties”). The Company, through the Pledgor and its Subsidiaries, has full right and title in and to the Properties, free and clear of any lien, security interest, pledge, mortgage, adverse claim or right, charge or encumbrance (other than encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business) other than as set forth in the Property Loan Documents or as otherwise noted on Schedule 5(d) as of the date hereof.

5(e) Contrary Agreements. Neither the Company nor the Pledgor has made, nor will either Credit Party at any time without obtaining the prior written consent of the Lender make, any agreement which prohibits or restricts the pledging or creation of liens upon the Ownership Interests of the Property Owners or which creates a lien on the Ownership Interests of the Property Owners, other than as set forth in or permitted pursuant to the Property Loan Documents and as created pursuant to the Pledge Agreement.

5(f) No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or of the Pledgor the violation of which could have a material adverse effect on the business, operations, assets or financial or other condition of the Company or of the Pledgor.

5(g) Consents, etc. No consent, approval, authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Company or of the Pledgor in connection with the execution and delivery of the Loan Documents or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

5(h) Investment Company Act. Neither the Company nor the Pledgor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5(i) Federal Reserve Board Regulations. Neither the Company nor the Pledgor is engaged, or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U. No part of the proceeds of the Loan issued hereunder will be used, directly or indirectly, for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

5(j) Subsidiaries. The attached Schedule II is a complete listing of any and all

Subsidiaries of the Company and of the Pledgor.

5(k) Further Documents. Each of the Company and the Pledgor agrees to execute and deliver and to cause to be executed and delivered to the Lender from time to time such documents, instruments and agreements as the Lender may reasonably require, which are in the Lender’s reasonable judgment necessary to obtain for the Lender the benefit of the Loan Documents.

5(l) REIT Status. The Company is a “real estate investment trust” within the meaning of Section 856 of the Code, and is being operated in accordance with the rules for qualification as a “real estate investment trust” under Sections 856 through 860 of the Code.

6. Affirmative Covenants. The Company hereby covenants and agrees with the Lender, on behalf of itself and as sole general partner of the Pledgor, that, as long as any Obligations remain unpaid, each of the Company and the Pledgor shall:

6(a) Payment of Indebtedness. Pay or otherwise satisfy at or before maturity or before it becomes delinquent or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of the Lender for the payment thereof in the event the Company or the Pledgor, as applicable, is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by the Company or the Pledgor, as applicable.

6(b) Maintenance of Existence and Properties. Maintain its corporate existence and obtain and maintain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business.

6(c) Inspection of Property; Books and Records; Audits; Financial Statements; Equity Proceeds.

(1) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2) Permit: (i) representatives of the Lender to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired by the Lender, (but, prior to the occurrence of an Event of Default, only upon not less than two Business Days’ prior notice), and (B) discuss the business, operations, properties and financial and other condition of the Company or the Pledgor with officers and employees of the Company or the Pledgor, and with the independent certified public accountants of the Company or the Pledgor, (ii) representatives of the Lender to conduct periodic operational audits of the Company’s or the Pledgor’s business and operations of the Company or the Pledgor and (iii) representatives of the Lender to conduct appraisals with respect to any Property upon the Lender’s request.

(3) Prepare and deliver to Lender, upon request, for each of its first three (3) fiscal quarters in each fiscal year, beginning with the fiscal quarter in which closing occurs, on or before the fiftieth (50th) day following the end of such fiscal quarter, a copy of the Company’s 10Q report as filed with the Securities and Exchange Commission and for each fiscal year, on or before the ninety-fifth (95th) day following the end of such fiscal year, a copy of the Company’s 10K report as filed with the Securities and Exchange Commission, in each case certified to be true and correct by the Chief Financial Officer of the Company.

(4) Prepare and deliver to Lender as soon as practicable and in any event within thirty (30) days after the end of each month in each fiscal year, a certificate certified by the Chief Financial Officer of the Company of the amount of all Equity Proceeds received by the Company during such period.

6(d) Notices. Promptly give written notice to the Lender of:

(1) The occurrence of any Potential Default or Event of Default known to responsible management personnel of the Company or the Pledgor and the proposed method of cure thereof;

(2) Any litigation or proceeding affecting the Company, the Pledgor or any Property Owner which could reasonably be expected to have a material adverse effect on the business, operations, property, or financial or other condition of the Company, the Pledgor or any Property Owner;

(3) A material adverse change known to responsible management personnel of the Company or the Pledgor in the business, operations, property or financial or other condition of the Company, the Pledgor or any Property Owner;

(4) A default under the terms of any Indebtedness to which the Company, the Pledgor or any Property Owner is a party (whether or not such default gives rise to the right of the affected lender to accelerate such Indebtedness); and

(6) Any violation of any Requirements of Law or Contractual Obligations to which the Company, the Pledgor or any Property Owner may be subject or a party.

6(e) Expenses and Indemnification. (1) Pay all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel): (A) of the Lender incident to the preparation, negotiation and administration of the Loan Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (B) of the Lender associated with any periodic audits or appraisals conducted pursuant to Paragraph 6(c)(2)(ii) or (iii) above (provided, that so long as no Event of Default has occurred and is continuing, the Company shall only be required to reimburse the Lender for such expenses with respect to an audit, or with respect to an appraisal of any Property, on up to one (1) occasion per fiscal year per audit or per Property), and (C) of the Lender incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations, reorganization, moratorium or other similar proceedings involving the Company, the Pledgor or any Property Owner or a “workout” of the Obligations.

(2) Defend, indemnify and hold harmless the Lender and its parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any environmental claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement or any other Loan Document or any Advances, or any documents, reports or other information provided to the Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the Lender.

(3) The obligations of the Company and the Pledgor under this Paragraph 6(e) shall survive payment of all other Obligations.

6(f) Loan Documents. Comply with and observe all terms and conditions of the Loan Documents applicable to the Company or to the Pledgor.

6(g) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, errors and omissions coverage and fidelity coverage in form and substance acceptable to the Lender, and furnish the Lender on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy.

6(h) Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all applicable laws and maintain in full force and effect all governmental approvals, in each case applicable to the conduct of its business.

6(i) Grant of Lien and Security Interest. In the event that, prior to the Maturity Date, in connection with the acquisition of any Property with the proceeds of an Advance hereunder, an additional Property Owner is formed or acquired by the Company or any Subsidiary thereof (whether now existing or hereafter organized), the Company shall, or shall cause such Subsidiary to, (i) pledge a security interest in all of the Ownership Interests of such newly formed or acquired Property Owner by delivering to the Lender a duly executed supplement to the Pledge Agreement or such other document as the Lender shall deem appropriate for such purpose and comply with the terms of the Pledge Agreement, (ii) deliver to the Lender the Property Loan Documents executed or to be executed in connection with the acquisition of such Property, which Property Loan Documents shall be on terms and conditions reasonably satisfactory to the Lender and shall include, without limitation, due on sale and transfer provisions (including provisions that specifically permit and consent to the pledge of one hundred percent (100%) of the Ownership Interests of such Property Owner to the Lender as security for the Obligations) reasonably satisfactory to the Lender in its sole discretion, (iii) deliver to the Lender the organizational documents of such Property Owner, which documents shall be on terms and conditions reasonably satisfactory to the Lender (including, without limitation, terms that permit the transfer of the Ownership Interests in such Property Owner in connection with the pledge thereof to the Lender), (iv) deliver to the Lender such documents and certificates referred to in Paragraph 4 as the Lender may reasonably request, (v) deliver to the Lender such updated Schedules to the Loan Documents as requested by the Lender with respect to such additional Property Owner and Property and (vi) deliver to the Lender such other documents as may be reasonably requested by the Lender, all in form, content and scope reasonably satisfactory to the Lender and all at the expense of the Company. For the avoidance of doubt, it is hereby agreed and acknowledged by the parties hereto that the foregoing Paragraph 6(i) shall not apply to the acquisition of the Villas of El Dorado by Apartment REIT Villas of El Dorado, LLC.

6(j) Rent Rolls. Upon the request of the Lender, promptly (and in all events within two (2) Business Days after the request therefor) deliver to the Lender updated rent rolls with respect to each Property.

7. Negative Covenants. The Company hereby agrees with the Lender, on behalf of itself and as sole general partner of the Pledgor, that, as long as any Obligations remain unpaid, neither the Company nor the Pledgor shall at any time, directly or indirectly:

7(a) Consolidation and Merger; Change of Business. Liquidate or dissolve or enter into any consolidation or merger or enter into any partnership, joint venture, syndicate or other combination or make any change in the nature of its business as presently conducted.

7(b) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property but including, without limitation, the Properties), whether now owned or hereafter acquired, without the prior written consent of Lender.

7(c) Additional Indebtedness. Incur any additional Indebtedness (at the Company or Pledgor level, or on or secured by (including, without limitation, any lien, pledge, encumbrance or hypothecation of or on) any real property owned by the Company, the Pledgor, or any of their Subsidiaries) other than trade payables incurred in the ordinary course of business.

7(d) Embargoed Person. Permit (1) any of the funds or assets of the Company or the Pledgor that are used to repay the Loan to constitute property of, or be beneficially owned directly or, to the Company’s and the Pledgor’s best knowledge, indirectly, by any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that are identified on (A) the “List of Specially Designated Nationals and Blocked Persons” maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to Company’s and the Pledgor’s best knowledge, as of the date thereof, based upon reasonable inquiry by Company and the Pledgor, on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Company or the Pledgor (whether directly or indirectly), is prohibited by law, or the Loan made by Lender would be in violation of law, or (B) Executive Order 13224 (September 23, 2001) issued by the President of the United States (“Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), any related enabling legislation or any other similar Executive Orders, and (2) any Embargoed Person to have any direct interest, and to the Company’s and the Pledgor’s best knowledge, as of the date hereof, based upon reasonable inquiry by the Company and the Pledgor, indirect interest, of any nature whatsoever in the Company or the Pledgor, as applicable, with the result that the investment in the Company or the Pledgor (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

7(e) Anti-Money Laundering. Permit any of the funds of Company or Pledgor, as applicable, that are used to repay the Loan to be derived from any unlawful activity, with the result that the investment in the Company or Pledgor (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

7(f) Distributions During Default. Upon the occurrence of any Event of Default, and for so long as any such Event of Default in ongoing, the Company shall make no dividends or distributions to any equity holder except to the extent required by law.

7(g) No Contrary Agreements. The Company shall not make, and shall not permit any of its Subsidiaries (including without limitation the Pledgor or any Property Owner) to make, any agreement which (i) prohibits or restricts the pledging or creation of liens upon any Property (other than the liens created pursuant to the Property Loan Documents) or (ii) creates a lien on any Property (other than the liens created pursuant to the Property Loan Documents).

7(h) Management Fees. The Company shall not pay, and shall not permit any of its Subsidiaries (including without limitation the Pledgor or any Property Owner) to pay, management fees in respect of any Property in excess of five percent (5%) of the gross income with respect to such Property.

7(i) Amendments to Property Loan Documents. The Company shall not, and shall not permit any of its Subsidiaries (including, without limitation, the Pledgor or any Property Owner) to (i) amend or modify any of the terms or provisions of any Property Loan Document in any respect which would adversely affect the rights or interests of the Lender hereunder or under any other Loan Document, including, without limitation, by increasing the amount of any Indebtedness evidenced by any Property Loan Documents, or (ii) incur any additional Indebtedness secured by any Property or by any Ownership Interests in any Property Owner.

7(j) REIT Status and Compliance. The Company shall not (i) revoke its election to be a “real estate investment trust” within the meaning of Section 856 of the Code or (ii) take or fail to take any action that will cause such election to be terminated or to cease to be valid at any time, in either case which would cause an Event of Default.

8. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

8(a) The Company shall fail to pay principal (including, without limitation, pursuant to Section 2(k)) or interest on the Loan, or the fee specified in paragraph 1(e), in each case, (i) within five (5) days after notice of such failure has been given to the Company by the Lender (provided, that this Paragraph 8(a)(i) shall only apply to the Company’s failure to pay any such amount on up to two (2) occasions per fiscal year) or (ii) otherwise, when due; or

8(b) Any representation or warranty made by any Credit Party in any Loan Document or in connection with any Loan Document shall be false or untrue in any material respect on or as of the date made; or

8(c) Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Company or any other Credit Party party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the Pledged Assets purported to be covered thereby, in each case, other than in accordance with the express terms hereof or thereof; or

8(d) Any Credit Party shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days; or

8(e) Any Credit Party shall default in any payment of principal of or interest on any Indebtedness in the aggregate principal amount of $100,000 or more (and without regard for the dollar amount of the defaulted payment), or any other event shall occur, the effect of which is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

8(f) (1) Any Credit Party shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to such Credit Party, or seeking to adjudicate such Credit Party a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to such Credit Party or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for such Credit Party or for all or any substantial part of the assets of such Credit Party, or such Credit Party shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of the assets of such Credit Party which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

8(g) One or more judgments or decrees in an aggregate amount in excess of $100,000 shall be entered against any Credit Party and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof;

THEN:

(1) Automatically upon the occurrence of an Event of Default under Paragraph 8(f) above; and

(2) In all other cases under this Paragraph 8, at the option of the Lender;

the principal balance of outstanding Loan and interest accrued but unpaid thereon shall become immediately due and payable, without demand upon or presentment to the Company, which are expressly waived by the Company.

Notwithstanding anything to the contrary contained above, the parties hereto agree that in the event that the Company fails to make any mandatory payment of principal and interest as set forth in Paragraph 2(c)(i) above as and when due, the Lender may, at its sole option, (a) elect to obtain consent from each lender party to any Property Loan Documents to obtain a pledge of up to one hundred percent (100%) of the Ownership Interests of each Property Owner as security for the Obligations, and upon receiving any such consent shall require the Pledgor to grant such a pledge in favor of the Lender as security for the Obligations or (b) require repayment of the Loan with any net income from any Property or from any other assets of the Company. The Company and the Pledgor shall use their best efforts to assist the Lender in obtaining such consent and such pledge. The exercise of any rights of the Lender hereunder shall not constitute a waiver of any Event of Default which may have occurred.

9. Miscellaneous Provisions.

9(a) Assignment. The Company may not assign its rights or obligations under this Agreement without the prior written consent of the Lender. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of the Lender, and its successors and assigns, and shall be binding upon the Company, and its successors and assigns.

9(b) Amendment. Neither this Agreement nor any of the other Loan Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by the Lender and the Company (and by each other Person, if any, party to such Loan Document).

9(c) Cumulative Rights; No Waiver. The rights, powers and remedies of the Lender under the Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among the Credit Parties and the Lender relating hereto, at law, in equity or otherwise. Any delay or failure by the Lender to exercise any right, power or remedy shall not constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

9(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

9(e) Survival. All representations, warranties, covenants and agreements on the part of the Credit Parties contained in the Loan Documents shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

9(f) Notices. All notices given by any party to the others under the Loan Documents shall be in writing unless otherwise provided for herein, delivered personally or by depositing the same in the United States mail, registered, with postage prepaid, addressed to the party at the address set forth on Schedule I attached hereto. Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

9(g) Governing Law/Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. TO THE EXTENT PERMITTED BY LAW, EACH OF LENDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

9(h) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

9(i) Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Note or any other Loan Document (“Disputes”), between or among parties to the Note or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaim, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this paragraph shall not apply to any hedging arrangement that is a Loan Document.

10. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Advance” shall have the meaning set forth in Paragraph 1(a).

“Advance Date” shall have the meaning set forth in Paragraph 1(d).

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means the power to direct the management and policies of such Person.

“Aggregate Availability” shall mean, as of any date of determination, the lesser of (a) $10,000,000.00 and (b) the difference of (i) ninety percent (90%) of the aggregate Appraised Value for all of the Properties as of such date, minus (ii) the aggregate outstanding principal amount of the Property Loans as of such date.

“Agreement” shall mean this Agreement, as the same may be amended, restated, supplemented, modified, extended or replaced from time to time.

"Applicable LIBOR Rate” shall mean, with respect to a LIBOR Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/32 of one percent (.03125%)) calculated in accordance with the following formula:

Applicable LIBOR Rate = LR + LIBOR Spread 1-LRP

where:
	LR = LRP =	LIBOR Rate; and LIBOR Reserve Percentage.

"Applicable Prime Rate” shall mean the Prime Rate plus the Prime Rate Spread.

“Appraised Value” shall mean, as of any date of determination, for each Property, the amount that such Property would receive in an arm’s length sale of such Property as determined by an appraiser mutually acceptable to the Company and the Lender. If an updated appraisal is requested by the Lender with respect to any Property, the appraiser shall render its decision on the Appraised Value of the subject Property within thirty (30) days of the Lender’s request for such appraisal. The costs and expenses of any appraisal made with respect to any Property shall be paid by the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Charlotte, North Carolina are authorized or obligated to close their regular banking business.

“Closing Date” shall mean the date of this Agreement or such later Business Day upon which each condition described in Paragraph 4 shall be satisfied or waived in all respects in a manner acceptable to the Lender, in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meanings given such term in the introductory paragraph hereof.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Parties” shall mean, collectively, the Company and the Pledgor, and “Credit Party” shall mean either such Person individually.

“Equity Proceeds” shall mean any and all sums invested in the Company (including dividend reinvestment) on or after the date hereof in the nature of equity including, without limitation, common and preferred stock (whether or nor convertible into common stock), options or warrants to acquire stock, and subordinated debt (whether or not convertible into stock), net of any reasonable and customary costs of sale and issuance of such equity.

“Event of Default” shall have the meaning set forth in Paragraph 8 above.

“Facility Interest Expense” shall mean, for any period, that portion of Interest Expense attributable solely to interest due and payable on the credit facility evidenced by the Loan Documents; provided, that for the purpose of this definition, the principal amount outstanding under this Agreement shall be deemed to be $10,000,000.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices thereof, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including: without limitation, all obligations for money borrowed, all amounts for which such Person may be obligated under gestation or other repurchase facilities, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Interest Expense” shall mean, for any period, the gross interest expense (including, without limitation, interest expense attributable to capital leases and all net payment obligations pursuant to hedging agreements or interest rate contracts) of the applicable Person determined on a consolidated basis, without duplication, in accordance with GAAP.

"Interest Period” shall mean with respect to the Loan while it is a LIBOR Loan, the period commencing on the date of each Advance and ending one month thereafter, and each subsequent one (1) month period thereafter beginning on the date following the last day of the immediately preceding Interest Period.

“Lender” shall have the meaning given such term in the introductory paragraph hereof.

"LIBOR Loan” shall mean the Loan at such time as it is bearing interest at the Applicable LIBOR Rate.

"LIBOR Rate” shall mean, with respect to a LIBOR Loan, for any Interest Period, the rate obtained on the Reuters Screen LIBOR01 Page as being the rate at which deposits in immediately available U.S. dollars having a maturity equal to approximately one (1) month are offered to or by reference banks in the London interbank market, as determined by the Lender at the opening of business on the Business Day which is two (2) Business Days preceding the last day of the previous Interest Period.

"LIBOR Reserve Percentage” shall mean for any day, that percentage expressed as a decimal, which is in effect on such day, as specified by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum aggregate reserve requirement (including all basis, supplemental, marginal and other reserves) which is imposed on eurocurrency liabilities.

“LIBOR Spread” shall mean four and fifty one hundredths percent (4.50%).

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

"Loan” shall have the meaning given such term in Paragraph 1(a) above.

“Loan Documents” shall mean this Agreement, the Note, the Pledge Agreement and each other document, instrument and agreement executed by the Company or the Pledgor in connection herewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Request” shall mean a request by the Company to the Lender of an Advance under this Agreement, which Loan Request shall (i) specify the principal amount of the Advance so requested and (ii) contain a certification by the Company that the Company is in compliance with Paragraph 4(b).

“Maturity Date” shall mean November 1, 2008 as such date may be extended by the Lender, in its sole and absolute discretion, in accordance with Paragraph 2(c).

“Net Operating Income” shall mean, with respect to any Property, as calculated as of the last day of each fiscal quarter of the Company, the sum of (i) the net income (or loss) before extraordinary items derived from such Property for the period of four (4) consecutive fiscal quarters of the Company ending on such date, as determined in accordance with GAAP, plus (ii) to the extent deducted in the determination of net income (or loss) for such Property for such period, (A) Interest Expense, (B) federal, state and local income taxes, (C) depreciation and (D) amortization.

“Note” shall mean have the meaning given such term in Paragraph 2(b) hereof.

“Obligations” shall mean any and all debts, obligations and liabilities of the Credit Parties to the Lender (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“Ownership Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Person” shall mean any corporation, natural person, firm, joint venture, partnerships, trust, unincorporated organization or Governmental Authority.

“Pledge Agreement” shall mean that certain pledge agreement in the form attached hereto as Exhibit C of even date herewith executed by the Pledgor in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Assets” shall mean the “Collateral,” as defined in the Pledge Agreement.

“Pledgor” shall mean NNN Apartment REIT Holdings, L.P., a Virginia limited partnership, or any successor or permitted assign thereof.

"Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” shall mean a rate per annum equal to the rate announced from time to time by the Lender to be its “Prime Rate” as such “Prime Rate” may change from time to time, said changes to occur on the first date the “Prime Rate” changes; it being understood that the “Prime Rate” is the rate announced by the Lender from time to time as its “Prime Rate” and is not necessarily the lowest interest rate charged by the Lender to its customers.

"Prime Rate Loan” shall mean the Loan at such time as it is bearing interest at the Applicable Prime Rate.

“Prime Rate Spread” shall mean three and one-half percent (3.50%).

“Properties” shall have the meaning set forth in Paragraph 5(d) above.

“Property Debt Service Coverage Ratio” shall mean, as of any fiscal quarter end, the ratio of (a) the aggregate Net Operating Income for all of the Properties for the period of the four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Property Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Property Interest Expense” shall mean, for any period, that portion of Interest Expense attributable solely to interest due and payable on the Property Loans, in the aggregate.

“Property Loan Document” shall mean any agreement, note, instrument, certificate or other document executed by any Property Owner in connection with the Property Loan to which such Property Owner is a party, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Property Loans” shall mean those certain first priority real estate-secured loans made or to be made by various financial institutions to the Property Owners, each of which Property Loans is secured by a first priority lien on the related Property.

“Property Owners” shall mean the collective reference to: Apartment REIT Walker Ranch, L.P., Apartment REIT Hidden Lakes, L.P., Apartment REIT Park at North Gate, L.P., Apartment REIT Residences at Braemar, LLC, Apartment REIT Bay Point Resort, LLC, Apartment REIT Towne Crossing, L.P., Apartment REIT Villas of El Dorado, LLC and to any other Person which may become the fee owner of a Property on or after the date hereof.

“Requirements of Law” shall mean, as to any Person, the Articles or Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall have the meaning set forth in Paragraph 1(d).

“Subsidiary” shall mean any corporation, partnership, limited liability company or joint venture more than fifty percent (50%) of the stock or other ownership interest of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture (irrespective of whether or not at the time stock of any other class or classes of such corporation, partnership or joint venture shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly or through Subsidiaries.

“Total Debt Service Coverage Ratio” shall mean, as of any fiscal quarter end, the ratio of (a) the aggregate Net Operating Income for all of the Properties for the period of the four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Property Interest Expense and (ii) Facility Interest Expense, each for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

NNN APARTMENT REIT, INC.,
a Maryland corporation

By: /s/ Stanley J. Olander, Jr.
Name: Stanley J. Olander, Jr.
Title CEO and President

WACHOVIA BANK, NATIONAL ASSOCIATION,

a national banking association

By: /s/ Bradford Chatigny
Name: Bradford Chatigny
Title: Vice President